UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  November 23, 2005 (November 17, 2005)

AMERICAN TECHNOLOGY CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	000-24248	87-0361799
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13114 Evening Creek Drive South, San Diego, California	92128
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 679-2114

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry Into a Material Definitive Agreement.

On November 17, 2005, our board of directors approved the appointment of Mr. Alan J. Ballard as our Vice President, Government and Military Division. Mr. Ballard, age 50, joined American Technology Corporation in January 2004 and has held various positions in our Government Group, most recently Senior Director of U.S. Military Sales, Government and Force Protection Group. From January 2001 to December 2003, Mr. Ballard was a senior engineer and project manager with Bath Iron Works, a subsidiary of General Dynamics Corporation. Prior to joining Bath Iron Works, Mr. Ballard was an officer in the United States Navy with over 23 years of service prior to his retirement in September 2000. Mr. Ballard has a B.S. in civil engineering from Old Dominion University. There were no arrangements or understandings between Mr. Ballard and any other person pursuant to which Mr. Ballard was selected as an executive officer. There are no family relationships between Mr. Ballard and any of our directors and executive officers. Except as described below, there are no transactions between Mr. Ballard and American Technology Corporation in which Mr. Ballard has a direct or indirect material interest which we are required to report.

Mr. Ballard's employment is terminable at-will by us or by Mr. Ballard for any reason, with or without notice. Mr. Ballard's annual salary is $145,000, and he participates in bonus, benefit and other incentives at the discretion of the compensation committee of our board of directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN TECHNOLOGY CORPORATION

Date: November 23, 2005	By:	/s/ MICHAEL A. RUSSELL

Michael A. Russell Chief Financial Officer